Exhibit 10.1

[Non-Employee Directors– 20__]

LINCOLN ELECTRIC HOLDINGS, INC.

2023 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Restricted Stock Unit Agreement

WHEREAS, Lincoln Electric Holdings, Inc. maintains the Company’s 2023 Stock Plan for Non-Employee Directors, and as may be amended from time to time (the “Plan”), pursuant to which the Company may award Restricted Stock Units (“RSUs”) to non-employee Directors of the Company;

WHEREAS, the Grantee, whose name is set forth on the “Dashboard” tab on the Morgan Stanley StockPlan Connect portal, a secure third-party vendor website used by the Company (to be referred to herein as the “Grant Summary”), is a non-employee Director of the Company;

WHEREAS, the Grantee was awarded RSUs under the Plan by the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on the Date of Grant in 20__, as set forth on the Grant Summary (the “Date of Grant”), and the execution of an Evidence of Award in the form hereof (this “Agreement”) has been authorized by a resolution of the Committee duly adopted on such date.

NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee the award of the number of RSUs set forth on the Grant Summary.

1.	Definitions. Unless otherwise defined in this Agreement (including on Exhibit A hereto), terms used in this Agreement with initial capital letters will have the meanings assigned to them in the Plan. Certain terms used herein with initial capital letters will have the meanings set forth on Exhibit A hereto.
2.	Issuance of RSUs. The RSUs covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. Each RSU constitutes the right of the Grantee to receive one Common Share (and dividend equivalents with respect thereto) (or to have one Common Share (and dividend equivalents with respect thereto) credited to the Grantee’s account under the Deferred Compensation Plan, if elected) upon the Grantee’s Distribution Date. The Grantee shall not have the rights of a shareholder with respect to such RSUs, except as provided in Section 9, provided that such RSUs, together with any additional RSUs that the Grantee may become entitled to receive by virtue of a share dividend, a merger or a reorganization in which Lincoln Electric Holdings, Inc. is the surviving corporation or any other change in the capital structure of Lincoln Electric Holdings, Inc., shall be subject to the restrictions hereinafter set forth.
3.	Restrictions on Transfer of RSUs. Subject to Section 14 of the Plan, the RSUs subject to this grant may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Distribution Date; provided, however, that the Grantee’s rights with respect to such RSUs may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party

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to any such purported transaction shall not obtain any rights to or interest in such RSUs or the underlying Common Shares or dividend equivalents. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the RSUs subject to this Agreement.
4.	Vesting of RSUs. Subject to the terms and conditions of Sections 5 and 6 hereof, all of the RSUs covered by this Agreement shall vest immediately after one full year from the Date of Grant if the Grantee shall have served continuously as a Director for that entire period.
5.	Effect of Change in Control. Unless otherwise determined by the Committee, in the event a Change in Control occurs after the Date of Grant but before the RSUs covered by the Agreement vest pursuant to Section 4 or 6 of this Agreement, the RSUs shall vest to the extent provided in Section 11 of the Plan.
6.	Effect of Death, Disability, or Retirement; Forfeiture.
(a)	If the Grantee’s service as a Director of the Company should terminate because of the Grantee's death or if the Grantee should incur a Disability prior to the vesting otherwise provided for in Section 4, 5, or 6 hereof, the RSUs subject to this Agreement shall immediately vest in full.
(b)	If the Grantee’s service as a Director of the Company should terminate because of the Grantee’s Retirement, prior to the vesting otherwise provided for in Section 4, 5, or 6 hereof, a pro rata portion of the RSUs subject to this Agreement shall immediately vest. The pro rata portion that shall vest shall be determined by multiplying the total number of RSUs subject to this Agreement by the number of days the Grantee has served as a Director of the Company from the Date of Grant through the date of Retirement, divided by the number of days from the Date of Grant to the date the RSUs would have vested under Section 4 hereof if the Grantee had remained a Director of the Company through such date (rounded down to the nearest whole Common Share). Any RSUs that remain unvested in connection with the Grantee’s Retirement will be forfeited.
(c)	Upon the termination of the Grantee’s service as a Director of the Company, all RSUs that have not become vested prior to or at the time of such termination shall be forfeited.
7.	Time of Payment of RSUs. Payment of the RSUs shall be made within 60 days of the date on which such RSUs become vested and in all events within the short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4).
8.	Deferral of RSUs. The Grantee may elect to defer receipt of the Common Shares underlying the RSUs subject to this Agreement beyond the Distribution Date (and to defer the dividend equivalents with respect thereto), pursuant to and in accordance with the terms of the Deferred Compensation Plan.

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9.	Dividend Equivalents and Other Rights.
(a)	Except as provided in this Section, the Grantee shall not have any of the rights of a shareholder with respect to the RSUs covered by this Agreement; provided, however, that any additional Common Shares, share rights or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the RSUs covered by this Agreement.
(b)	The Grantee shall have the right to receive dividend equivalents with respect to the Common Shares underlying the RSUs on a deferred basis and contingent on the vesting of the RSUs. Dividend equivalents in the RSUs covered by this Agreement shall be sequestered by the Company from and after the Date of Grant until the Distribution Date, whereupon such dividend equivalents shall be paid to the Grantee in the form of cash (or credited to the Grantee’s account under the Deferred Compensation Plan, if elected), to the extent such dividend equivalents are attributable to RSUs that have become non-forfeitable. To the extent that RSUs covered by this Agreement are forfeited pursuant to Section 6 hereof, all the dividend equivalents sequestered with respect to such RSUs shall also be forfeited. No interest shall be payable with respect to any such dividend equivalents.
(c)	Under no circumstances will the Company distribute or credit dividend equivalents paid on RSUs as described in Section 9(b) until the Grantee’s Distribution Date. The Grantee will not be entitled to vote the Common Shares underlying the RSUs until the Grantee receives such Common Shares on or after the Distribution Date.
(d)	Notwithstanding anything to the contrary in this Section 9, to the extent that any of the RSUs become vested pursuant to this Agreement and the Grantee elects pursuant to Section 8 to defer receipt of the Common Shares underlying the RSUs beyond the Distribution Date (and dividend equivalents with respect thereto) in accordance with the terms of the Deferred Compensation Plan, then the right to receive dividend equivalents thereafter will be governed by the Deferred Compensation Plan from and after the Distribution Date.
10.	No Right to Continued Service. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of service as a Director of the Company.
11.	Agreement Subject to the Plan. The RSUs evidenced by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.
12.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to Section 10 of the Plan and Section 15 of this Agreement, no such amendment shall adversely affect the rights of the Grantee with respect to the RSUs without the Grantee’s consent.

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13.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
14.	Governing Law/Venue. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. All legal actions or proceedings relating to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.
15.	RSUs Subject to Clawback Policy. Notwithstanding anything in this Agreement to the contrary, (a) the RSUs covered by this Agreement shall be subject to any clawback policy applicable to the Grantee (including, if applicable, the Company’s Recovery of Funds Policy), as it may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded (the “Compensation Recovery Policy”), and (b) the Grantee acknowledges and agrees that any and all applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
16.	Code Section 409A. To the extent applicable, it is intended that this Agreement be designed and operated within the requirements of Section 409A of the Code (including any applicable exemptions) and, in the event of any inconsistency between any provision of this Agreement or the Plan and Section 409A of the Code, the provisions of Section 409A of the Code shall control. Any provision in the Plan or this Agreement that is determined to violate the requirements of Section 409A of the Code shall be void and without effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any provision that is required by Section 409A of the Code to appear in the Agreement that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Agreement to Section 409A of the Code or a Treasury Regulation section shall be deemed to include any similar or successor provisions thereto.
17.	Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

The Grantee hereby acknowledges receipt of this Agreement and accepts the RSUs evidenced hereby subject to the terms and conditions of the Plan and the terms and conditions herein above set forth and represents that the Grantee understands the acceptance of this

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Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if the Grantee manually signed this Agreement.

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THIS AGREEMENT is executed in the name and on behalf of the Company on the Date of Grant as set forth in the Grant Summary.

LINCOLN ELECTRIC HOLDINGS, INC.
[INSERT SIGNATURE]
Name: Title:

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EXHIBIT A

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Deferred Compensation Plan” means the Lincoln Electric Holdings, Inc. Non-Employee Directors’ Deferred Compensation Plan, in effect from time to time.
2.	“Disability” means the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
3.	“Distribution Date” means the date on which the Common Shares represented by vested RSUs shall be distributed to the Grantee as specified in Section 7 (or would have been so distributed absent an election under the Deferred Compensation Plan).

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